Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 28, 2014, relating to the combined financial statements of Caesars Entertainment Corporation’s prior interests in Caesars Interactive Entertainment, Inc. and its subsidiaries, Planet Hollywood Resort and Casino, Caesars Baltimore Investment Company, LLC, and senior notes previously issued by a wholly owned subsidiary of Caesars Entertainment Corporation (such interests referred to, in the aggregate, as Predecessor Growth Partners”) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the Transaction on October 21, 2013 between Caesars Acquisition Company and Caesars Entertainment Corporation and to the allocations of expenses from Caesars Entertainment Corporation, respectively), appearing in the Annual Report on Form 10-K of Caesars Acquisition Company for the period ended December 31, 2013.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada

July 17, 2014